Mail Stop 4561
      October 13, 2005

Mr. Anthony Fidaleo
Chief Financial Officer
Adstar, Inc.
4553 Glencoe Avenue, Suite 300
Marina del Rey, CA 90292

	Re:	Adstar, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 1-15363

Dear Mr. Fidaleo:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Cicely D. Luckey
Accounting Branch Chief